Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of November 3, 2019 (the “Effective Date”), by and between Pattern Energy Group Inc., a Delaware corporation (hereafter the “Company”), and Michael J. Lyon (“Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement, dated as of October 2, 2013 (the “Prior Agreement”);

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. During the Employment Period (as defined in Section 4 below), the Company shall employ Executive, and Executive shall serve, as President of the Company.

2. Duties and Responsibilities of Executive.

(a)

During the Employment Period, Executive shall devote substantially all of Executive’s business time and attention to the business of the Company or its Affiliates, as applicable, will act in the best interests of the Company and will perform with due care Executive’s duties and responsibilities. Executive’s duties will include those normally incidental to the position of President as well as such additional duties of an executive and managerial nature, consistent with his position as may be assigned to him by the Board of Directors of the Company (the “Board”), which such duties may include, without limitation, providing executive management services for Pattern Energy Group LP (“PEG LP”) and Pattern Energy Group 2 LP (“PEG 2 LP”) pursuant to the Amended and Restated Multilateral Management Services Agreement by and between the Company, PEG LP and PEG 2 LP dated as of June 16, 2017, and providing services to any of the Company’s Affiliates. Executive agrees to cooperate fully with the Board and not to engage in any activity that materially interferes with the performance of Executive’s duties hereunder. During the Employment Period, Executive will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person or business concern without the advance written consent of the Board; provided that Executive may manage personal investments and engage in charitable and civic activities, as well as the activities set forth on Schedule 1 hereto, so long as such activities do not materially interfere with Executive’s obligations to the Company or any of its Affiliates, as applicable.

(b)

Executive represents and covenants that, in the course of his employment herein, he shall not use or disclose any confidential or protected information belonging to any of Executive’s previous employers unless specifically allowed to do so under a written agreement, except as provided in Section 9. The Company represents and covenants that, in the course of performing his duties hereunder, Executive shall not be required to disclose any confidential or protected information belonging to any of Executive’s previous employers.

3. Compensation. Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes, deductions and withholdings.

(a)

During the Employment Period, the Company shall pay to Executive a base annualized salary of $350,097 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable on a not less than monthly basis. The Base Salary shall be subject to modification from time to time as determined by the Company in its discretion.

(b)

Executive shall be eligible for a (i) cash incentive award (the “Cash Bonus”) and (ii) long-term equity incentive award with respect to each year that he is employed by the Company (clauses (i) and (ii) collectively, the “Incentive Compensation Award”). The Incentive Compensation Award shall be discretionary and determined under the executive compensation program approved by the Board’s Nominating, Governance and Compensation Committee. The Cash Bonus, if any, will be paid as soon as administratively feasible after the Board approves compensation payments, but for cash payments in no event later than March 15 of the year following the year upon which the payment of the bonus is based. For the avoidance of doubt, special, one-time or off-cycle awards do not qualify as part of Executive’s Incentive Compensation Award.

4. Term of Employment. The initial term of this Agreement shall be for the period beginning on the Effective Date and ending at midnight Eastern Time on the third anniversary of the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, this Agreement shall automatically renew and extend for a period of twelve (12) months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term. Notwithstanding the foregoing, upon the occurrence of a Change in Control, this Agreement shall automatically renew and the term of this Agreement shall be for the period beginning on the date of the Change in Control and ending at midnight Eastern Time on the second anniversary of the date of such Change in Control (the “Change in Control Term”), and on the second anniversary of the date of the Change in Control and on each subsequent anniversary thereof, this Agreement shall automatically renew and extend for a period of twelve (12) months (each such 12-month period being a “Change in Control Renewal Term”) unless written notice of non-renewal is delivered from either party to the other not less than sixty (60) days prior to the expiration of the then-existing Change in Control Term or Change in Control Renewal Term. Notwithstanding any other provision of this Agreement, the Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits during the Employment Period:

(a)

Benefits. Executive shall be invited to participate in the same benefit plans and fringe benefit policies in which other similarly situated Company employees are eligible to participate. All such participation shall be subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

(b)

Business Expenses. Executive shall be entitled to reimbursement for business expenses under the same policies that apply to other similarly situated Company employees as determined by the Company from time to time.

6. Termination of Employment.

(a)

Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i)

any material breach of this Agreement by Executive, which such material breach remains uncorrected for thirty (30) days after the Company provides Executive written notice of its belief that this Section 6(a) is being or has been violated by Executive;

(ii)

Executive’s being the subject of any final, non-appealable order, judicial or administrative, obtained or issued by the Securities and Exchange Commission for any securities violation involving fraud, including without limitation any order in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; conviction of Executive, or plea of nolo contendere by Executive, to any felony or crime involving moral turpitude; or

(iii)

Executive’s material mismanagement in providing material services to the Company or its Affiliates, which such mismanagement is not cured within thirty (30) days after the Company provides Executive written notice of its belief that this Section 6(a)(iii) is being or has been violated.

No finding of Cause pursuant to Section 6(a)(i) or Section 6(a)(iii) shall occur prior to the Company providing written notice to the Executive setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and the Executive’s failure to cure such condition following the cure period so indicated.

(b)

Company’s Right to Terminate for Convenience. Upon thirty (30) days advance written notice, the Company shall have the right to terminate Executive’s employment for convenience. For the avoidance of doubt, the Company’s notice of non-renewal in accordance with Section 4 shall not be treated as a termination of Executive’s employment for convenience under this Section 6(b).

(c)

Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate his employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i)	a material diminution in Executive’s authority, title or position, duties, or responsibilities;

(ii)	a material breach by the Company of its obligations to Executive pursuant to this Agreement or a material breach by the Company of its Bylaws or Certificate of Incorporation;

(iii)

the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 40 miles from the location of Executive’s principal place of employment as of the Effective Date; or

(iv)	a diminution in the Executive’s Base Salary.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion of Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) Executive must provide written notice to the Company of the condition described in Sections 6(c)(i), 6(c)(ii), 6(c)(iii) or 6(c)(iv) that gives rise to Executive’s belief that Good Reason for termination exists within sixty (60) days after Executive first becomes aware of the initial existence of the condition; (B) the condition specified in such notice must remain uncorrected for thirty (30) days after receipt of such notice by the Company; and (C) the date of Executive’s termination of employment must occur within ninety-one (91) days after Executive first becomes aware of the initial existence of the condition specified in such notice.

(d)

Death or Disability. Upon the death or Disability of Executive, Executive’s employment with Company shall terminate with no further obligation under this Agreement of either party, or their successors in interest; provided that the Company shall pay to the estate of Executive any outstanding amounts due under this Agreement. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of his position, with reasonable accommodation, due to physical or mental illness or injury which continues for a period in excess of four (4) consecutive months. The determination of a Disability will be made by the Company; provided that if the Executive disputes the determination, the matter shall be submitted to a qualified doctor mutually acceptable to the Company and the Executive for final determination, and the Executive shall submit to such examinations as the doctor shall reasonably request in order to enable the doctor to make the determination. If requested by the Company, Executive shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(e)

Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate his employment with the Company for convenience at any time upon thirty (30) days advance written notice to the Company.

(f)	Effect of Termination.

(i)

If Executive’s employment terminates pursuant to Sections 6(b) or 6(c) above, and Executive executes a Release Agreement in a form satisfactory to the Company, which such form will be substantially in the form of Exhibit A (the “Release”), and the Release becomes irrevocable within fifty-three (53) days of the date Executive’s employment is terminated, the Company shall make a payment to Executive equal to the sum of 1.0 times the Executive’s Base Salary and 1.8 times the Executive’s Average Bonus Amount (the “Severance Payment”). For purposes of the foregoing, “Average Bonus Amount” means the average of the most recent two Cash Bonus amounts paid to the Executive. The Severance Payment shall be paid, in a lump sum within twenty (20) days after the Release becomes irrevocable; provided, however, that (i) if the Executive’s termination of employment occurs during the last seventy-three (73) days of any calendar year, the Severance Payment will in all events be paid in the following calendar year, and (ii) if Severance Payment would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Internal Revenue Code, then such payment shall be paid on the date that is six (6) months after the date of Executive’s termination of employment with the Company (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such payment can be paid under Section 409A of the Internal Revenue Code without being subject to such additional taxes and interest. Each payment under this Agreement shall be treated as a right to a separate payment for purposes of Section 409A of the Internal Revenue Code. If Executive is eligible for continuation insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and has timely elected such coverage, then the Company shall waive the cost to the Executive of COBRA continuation coverage for the twelve (12) months following a termination of employment pursuant to Sections 6(b), 6(c), 6(d) (in case of Disability) above; provided that, in order to receive such waiver, Executive must not be eligible to participate in the group health plan of any other employer. For the avoidance of doubt, the Executive will be responsible for any applicable taxes and withholding on the waived COBRA cost.

(ii)

Upon the termination of Executive’s employment for any reason, all earned, unpaid Base Salary, any accrued, unused paid time off, and in the event of a termination pursuant to Section 6(b) or (c) earned but unpaid Cash Bonus, if any, for the immediately preceding year shall be paid to Executive no later than within 72 hours of his last day of employment or such earlier time as may be required by law. With the exception of any payments to which Executive may be entitled, including but not limited to expense reimbursements and indemnification or other payment rights under any ancillary agreement between Company and Executive, and that are payable after the termination of this Agreement, the Company shall have no further obligation under this Agreement to make payments to Executive.

(g)

Termination of Employment. All references in this Agreement to Executive’s termination of employment shall mean and be deemed to occur only if and when a “separation from service” within the meaning of Section 409A and the applicable regulations thereunder has occurred.

7. Change in Control.

(a)

Termination. If, on or within twenty-four (24) months after a Change in Control, Executive’s employment is terminated by Company or its successor without Cause pursuant to Section 6(a) or if the Executive resigns for Good Reason pursuant to Section 6(c), and Executive executes the Release and the Release becomes irrevocable within fifty-three (53) days of the date Executive’s employment is terminated, the Executive’s Company equity grants (including without limitation stock options, stock units and stock awards) that are outstanding immediately prior to the Executive’s termination of employment shall vest in full and/or become immediately exercisable or payable, as applicable, on the date of termination of Executive’s employment and, with respect to any such equity grants that vest in whole or in part based on the satisfaction of performance-based or market-based conditions, such equity grants will vest with such conditions deemed to have been satisfied based on achievement of such conditions as follows:

(i)

If the Change in Control and such termination each occur prior to the end of the applicable measurement period for such performance-based or market-based conditions, such conditions will be deemed to have been satisfied based on achievement of target performance (which for the avoidance of the doubt means hitting the midpoint of any target ranges, including a 50% ranking among peer total shareholder return and “at par” for any subjective rankings);

(ii)

If the termination occurs following a Change in Control after the end of the applicable measurement period for such performance-based or market-based conditions, the satisfaction of such conditions will be based on the Company’s actual performance relative to such conditions.

(b)

For the purposes of this Agreement, “Change in Control” shall have the meaning for such term in the Amended and Restated Pattern Energy Group Inc. 2013 Equity Incentive Award Plan (or its successor from time to time).

(c)

Section 280 Contingent Cutback. Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under this Agreement or otherwise, including any excise tax imposed by Section 4999 of the Internal Revenue Code. Notwithstanding anything to the contrary in this Agreement or otherwise, in the event that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement or otherwise or in connection with the Executive’s termination of employment pursuant to Section 7(a) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Payments shall be reduced by an amount necessary to prevent any portion of the Payments from being nondeductible by the Company under Section 280G of the Internal Revenue Code or subject to the excise tax imposed under Section 4999 of the Internal Revenue Code; provided that, by reason of such reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made. Any such reduction shall be made in accordance with Section 409A of the Internal Revenue Code and the following: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

8. Conflicts of Interest. Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.

9. Protected Rights.

(a)

Whistleblower Protection. Notwithstanding anything in this Agreement or otherwise, Executive understands that he has the right under Federal law and the Delaware Whistleblowers’ Protection Act, 19 Del. C. § 1701 et seq. to certain protections for communicating directly with and providing information to the Company, his supervisor(s), the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental authorities and self-regulatory organizations. As such, nothing in this Agreement nor otherwise is intended to prohibit the Executive from disclosing this Agreement to, or from communicating directly with or providing information to his supervisor(s), the SEC and/or its Office of the Whistleblower or any other federal, state or local governmental authority or self-regulatory organization (“Government Agency”). Executive may communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC and/or its Office of the Whistleblower or any other Governmental Agency without notifying the Company. The Company may not retaliate against Executive for any of these activities.

(b)

Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

10. Confidentiality. Executive acknowledges and agrees that, in the course of his employment with the Company, he will be provided with, and have access to, valuable Confidential Information of the Company, its Affiliates and of third parties who have supplied such information to the Company or its Affiliates, as applicable. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, Executive agrees to comply with this Section 10.

(a)

Executive covenants and agrees, both during the term of the Employment Period and thereafter, except as expressly permitted by this Agreement (including in Section 9) or by directive of the Board, he shall not disclose any Confidential Information to any Person and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. He shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This covenant shall apply to all Confidential Information, whether now known or later to become known to Executive during the Employment Period.

(b)

Executive covenants and agrees, both during the term of the Employment Period and thereafter, that he shall not disparage the Company or any of its Affiliates or any of their respective wind farms, projects, services, directors, officers, shareholders, attorneys or employees, or any person or entity acting by, through, under or in concert with any of them, in any written or oral statement, except as provided in Section 9. Nothing in this Section 10(b) shall prohibit him from testifying truthfully in any court or arbitral proceeding, government investigation, or in response to any lawfully issued subpoena.

(c)

Executive covenants and agrees that for a period of twenty-four (24) months following termination for any reason he will not either directly or indirectly solicit, induce, recruit or encourage any employees of the Company or its Affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company or its Affiliates for the benefit of the Executive or the benefit of any third party.

(d)	Notwithstanding Section 10(a), Executive may make the following disclosures and uses of Confidential Information:

(i)

disclosures to partners, members, executives, officers, managers, directors, attorneys, agents, consultants, or employees of the Company or its Affiliates or their lenders or investors or potential lenders or investors who have a need to know the information in connection with the business of the Company or its Affiliates;

(ii)

disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of his services under this Agreement and is in the best interests of the Company;

(iii)	disclosures and uses that are approved by the Board;

(iv)

disclosures to a Person that has been retained by the Company to provide services to the Company, and who has a need to know the information in connection with the business of the Company or its Affiliates;

(v)	disclosures for the purpose of complying with any applicable laws or regulatory requirements;

(vi)	disclosures for the purpose of complying with judicial or administrative rules or rules of professional conduct that are binding on Executive;

(vii)	disclosures to the SEC and/or its Office of the Whistleblower or any other Government Agency as set forth in Section 9; or

(viii)

disclosures that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Executive shall, to the extent legally permissible:

(A)	provide the Board with prompt notice of such requirements so that the Board may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 10;

(B)	consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C)

cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the

Confidential Information; and in the event such protective order or other remedy is not obtained, Executive agrees (1) to furnish only that portion of the Confidential Information that is legally required to be furnished and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(e)

Upon the expiration of the Employment Period and at any other time upon request of the Company, Executive shall surrender and deliver to the Company all documents (including without limitation electronically stored information) and other material of any nature containing or reflecting any Confidential Information in Executive’s possession and shall not retain any such document or other material, except as provided in Section 9. Within ten (10) days of any such request, Executive shall certify to the Company in writing that all such materials have been returned to the Company.

(f)

“Confidential Information” is all non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ businesses or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) that may exist from time-to-time in the areas of power generation or transmission or any other enterprise in which the Company is engaged, or is planning to be engaged to Executive’s knowledge. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voicemail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any Confidential Information are and shall be the sole and exclusive property of the Company or its Affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.

11. Ownership of Intellectual Property.

(a)

Executive hereby acknowledges and agrees that the Company shall exclusively own any and all patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and any and all other intellectual and industrial property or similar propriety rights of any sort throughout the world (“Intellectual Property Rights”) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, discoveries, methods, work products, improvements, developments, and information, in each case, authored, derived, created, contributed to, made or conceived or reduced to practice or otherwise developed, in whole or in part, whether solely or jointly with others, by Executive during the Employment Period which (i) relate, at the time of authorship, conception, contribution, reduction to practice, creation, derivation or other development thereof, to the Company’s or any of its Affiliates’ actual or reasonably anticipated business or research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s or its Affiliates’ equipment, supplies, facilities, Intellectual Property Rights, trade secret information or other Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive will promptly disclose any and all Company Intellectual Property to the Company in writing upon the authorship, conception, contribution, reduction to practice, creation, derivation or other development thereof.

(b)

All such Company Intellectual Property shall be deemed to be “works made for hire” under applicable law (including the Copyright Act of 1976, as amended) on behalf of the Company. To the extent any such Company Intellectual Property is not deemed to be “works made for hire”, Executive agrees to assign and does hereby irrevocably assign to the Company all of Executive’s right, title and interest in, to and under such Company Intellectual Property. Executive hereby agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary or desirable by the Company to assist the Company, without additional compensation to Executive but at the Company’s expense, in obtaining, protecting, perfecting and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and reasonable assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications for registration of Intellectual Property Rights, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other Intellectual Property Rights, and (iii) in other legal proceedings related to the Company Intellectual Property. Executive hereby irrevocably appoints the Company as his attorney-in-fact to execute on his behalf any and all assignments or other documents deemed necessary or desirable by the Company in connection with any of the foregoing acts.

12. Defense of Claims. Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will reasonably cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except as provided in Section 9 or if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 12, provided that Executive provides reasonable documentation of same no later than thirty (30) days after incurring such expenses. Reimbursement of expenses under this Section 12 shall be made no later than thirty (30) days after Executive submits all supporting documentation. Executive is not permitted to receive a payment or benefit in lieu of or in exchange for reimbursement under this Section 12. The amount of expenses eligible for reimbursement in one year will not affect the amount of expenses eligible for reimbursement in any other year.

13. Arbitration.

(a)

Subject to Section 13(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement or Executive’s employment with the Company will be finally settled by arbitration in San Francisco, California, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b)

Any arbitration conducted under this Section 13 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the Employment Arbitration Rules of the AAA. The disputing party desiring to initiate arbitration hereunder in connection with any dispute shall provide written notice to the other disputing party, which notice shall set forth the demand for arbitration, and include a statement of the matter underlying the dispute.

(c)

The Arbitrator shall expeditiously (and, if possible, within ninety (90) days after selection) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he deems relevant to the dispute before him (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. If he deems necessary, the Arbitrator may propose to the disputing parties that one or more other experts be retained to assist it in resolving the dispute. The retention of such other experts shall require the unanimous consent of the disputing parties, which shall not be unreasonably withheld. Each disputing party, the Arbitrator, and any proposed expert shall disclose to the other disputing party any business, personal or other relationship or affiliation that may exist between such disputing party (or the Arbitrator) and such proposed expert; and any disputing party may disapprove of such proposed expert on the basis of such relationship or affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(d)

Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, and the Arbitrator shall not have the power to award fees or expenses to either party notwithstanding any contrary provisions of the Employment Arbitration Rules of the AAA. Notwithstanding the preceding sentence, if the dispute, controversy or claim arises after a Change in Control and if Executive prevails on at least one material claim the Company shall reimburse the Executive for all reasonable costs and attorneys’ fees incurred.

(e)

Notwithstanding Section 13(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section 13; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 13.

(f)

BY ENTERING INTO THIS AGREEMENT AND ENTERING INTO THE ARBITRATION PROVISIONS OF THIS SECTION 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING ANY RIGHTS TO A JURY TRIAL.

(g)

Nothing in this Section 13 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a Person which is not a party to this Agreement.

(h)	Except as required by law, neither party nor its representatives may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other party.

14. Withholdings; Right of Offset. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling or (b) any deductions consented to in writing by Executive.

15. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

16. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be governed and construed according to the laws of the State of California. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 13 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in San Francisco, California.

17. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof, including the Prior Agreement. For the avoidance of doubt, this Agreement does not supersede any award agreements with respect to equity compensation awards outstanding as of the Effective Date (except as expressly modified by the terms of this Agreement) nor does it supersede the Confidentiality Information and Invention Assignment Agreement, dated as of October 8, 2013. This Agreement may be amended only by a written instrument executed by both parties hereto.

18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

19. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement to any of its Affiliates and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

20. Affiliates. For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, under common Control with the Company, or managed by primarily the same executives as those who manage the day to day operations of the Company. The term “Control,” including the correlative term “Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

21. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)       If to the Company, addressed to:

  Pattern Energy Group Inc.

  Attn: General Counsel

  1088 Sansome Street

  San Francisco, CA 94111

  Facsimile: (415) 362-7900

(2)       If to Executive, addressed to the most recent address or other applicable contact information contained in the Company’s personnel records.

22. Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or e-mail pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23. Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute: (i) an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company, as applicable, (ii) an automatic termination of any powers of attorney granted to Executive by the Company and each Affiliate of the Company, as applicable, and (iii) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Affiliate of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

24. Compliance with Code Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

25. Separate Payments. Each payment under this Agreement shall be treated as a right to a separate payment for purposes of Section 409A of the Internal Revenue Code.

[Signature page follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE:

/s/ Michael J. Lyon
Michael J. Lyon

COMPANY:

Pattern Energy Group Inc.

By:	/s/ Michael M. Garland
Michael M. Garland
Chief Executive Officer

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of             , 2019, by and between Michael J. Lyon (“Executive”) and Pattern Energy Group Inc. (the “Company”).

(a)       For good and valuable consideration, including the Company’s provision of a severance payment to Executive in accordance with Section 6(f)(i) and Section 7(a) of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its Affiliates (as defined in the Employment Agreement) and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties” from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any state anti-discrimination law; (xii) any state wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any equity or other equity compensation agreement between Executive and the Company and (xvii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claims for payments under the Employment Agreement, if such payments are payable after the date of this Agreement, (c) any claim of Executive to vested benefits under an employee benefit plan, (d) any rights or health benefits of Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 or (e) any rights under the Limited Partnership Agreements of Pattern Energy Holdings LP and/or Pattern Energy Group Holdings 2 LP, respectively. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the

EXHIBIT A

Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Executive is bound by this Agreement. Anyone who succeeds to rights and responsibilities, including but not limited to successors by merger, heirs or the executor of Executive’s estate, is bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which the Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)       Notwithstanding anything in this Agreement or otherwise, Executive understands that he has the right under Federal law and the Delaware Whistleblowers’ Protection Act, 19 Del. C. § 1701 et seq. to certain protections for communicating directly with and providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC and/or its Office of the Whistleblower or any other federal, state or local governmental authority or self-regulatory organization (“Government Agency”) without notifying the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that he might become entitled to from the SEC or any other Government Agency.

(c)       Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that, except as provided in Section (b), Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(d)       By executing and delivering this Agreement, Executive acknowledges that:

(i)	He has carefully read this Agreement;

(ii)

He has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and he acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program);

EXHIBIT A

(2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(iii)	He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(iv)

He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)

With the exception of any sums that he may be owed pursuant to the Employment Agreement that are not payable until after the date that he has executed this Agreement, Executive has been paid all wages and other compensation to which he is entitled from all Company Parties and received all leaves (paid and unpaid) to which he was entitled during the Employment Period (as defined in the Employment Agreement).

(e)       Executive acknowledges and agrees that he is aware of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

With full awareness and understanding of the above provisions, Executive hereby waives any and all right he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Released Parties from claims which he does not presently know or suspect to exist.

(f)       Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chairman of the Board of Directors of Pattern Energy Group Inc. before 11:59 p.m., Eastern Time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

EXHIBIT A

Executed on this _____ day of ________________.

Michael J. Lyon

Pattern Energy Group Inc.

By:
Name:
Title:

EXHIBIT A

SCHEDULE 1

None